EXHIBIT H 2
to Application/Declaration of
The Connecticut Light and Power Company
Western Massachusetts Electric Company
Public Service Company of New Hampshire

PROPOSED FORM OF NOTICE
(with respect to Amendment No. 6)
(Release No. 35-_____; 70-9697)
FORM U-1
APPLICATION/DECLARATION UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

WITH RESPECT TO THE ISSUANCE OF RATE REDUCTION BONDS
AND RELATED TRANSACTIONS
_______________, 200_
The Connecticut Light and Power Company ("CLP"), 107 Selden Street,
Berlin, Connecticut 06037, Western Massachusetts Electric Company ("WME"), 174 Brush Hill Avenue, West Springfield, Massachusetts 01090, and Public Service Company of New Hampshire ("PSC"), 1000 Elm Street, Manchester, New Hampshire 03101 (collectively "Applicants"), each an electric utility subsidiary of Northeast Utilities ("NU"), a registered holding company, have filed an application-declaration under sections 6(a), 7, 9(a), 10, 12(f), 12(g) and 13(b) of the Act and rules 90 and 91 under the Act.
By order dated December __, 2000 (HCAR No, _____) ("Order"), the
Commission authorized CLP to cause the issuance of rate reduction bonds in a principal amount not to exceed $1.489 billion, the amount for which CLP sought authorization in the application-declaration as originally filed and which was referenced in the Commission's notice with respect to the application-declaration, HCAR No. 27222 (August 25, 2000) ("Initial Notice"). In the Order, the Commission also authorized PSC to cause the issuance of rate reduction bonds in a principal amount not to exceed $670 million and reserved jurisdiction over the proposed transaction for WME.
By amendments to the application-declaration, Applicants state that in its order approving CLP's proposed transaction, the Connecticut Department of Public Utility Control authorized CLP to cause the issuance of rate reduction bonds in an amount not to exceed $1.551 billion, which is greater than the $1.489 billion authorization granted in the Order for CLP and referenced in the Initial Notice. Accordingly, by such amendments it is now proposed that the Commission authorize CLP to cause the issuance of rate reduction bonds in a principal amount not to exceed $1.551 billion.